UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2008

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 5, 2008 BGC Partners, Inc. (the “Registrant”) issued a press release announcing its financial results for the third quarter ended September 30, 2008. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information in this Current Report on Form 8-K and the Exhibit attached to this Current Report on Form 8-K are being furnished under Item 2.02 of Form 8-K. The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

In the press release, the Registrant uses non-GAAP financial measures of “revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before minority interest and income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before minority interest and income taxes and exclude non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any;

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding partner units and to Cantor for its minority interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Employees who were holders of unvested restricted stock units (“RSUs”) in the third quarter of 2008 were granted pro-rata payments equivalent to the $0.13 per share common share dividend paid to common stockholders on September 30, 2008. These RSUs are and have always been included in fully diluted share count.

Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore are excluded from the calculation of distributable earnings for the third quarter of 2008.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. Distributable earnings is a metric that is not necessarily indicative of liquidity or cash to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	BGC Partners, Inc. press release dated November 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: November 5, 2008	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and Co-Chief Executive Officer